Exhibit 10.6

EXECUTION COPY

B. Riley Principal 150 Merger Corp.

299 Park Avenue, 21st Floor

New York, NY 10171

July 19, 2022

FaZe Clan Inc.

720 N. Cahuenga Blvd.

Los Angeles, CA 90038

Attn: Lee Trink

Re:	Sponsor PIPE Backstop and Release

Dear Mr. Trink:

We refer to the Sponsor Support Agreement (“Sponsor Support Agreement”), dated as of October 24, 2021, by and between B. Riley Principal 150 Merger Corp., a Delaware corporation (prior to the Merger, “BRPM”, and following the Merger, “New FaZe”), B. Riley Principal 150 Sponsor Co., LLC, a Delaware limited liability company (the “Sponsor”), and FaZe Clan Inc., a Delaware corporation (“FaZe”), entered into in connection with the Merger. In accordance with the terms of the Sponsor Support Agreement, Sponsor agreed to provide a backstop to the subscriptions made by third-party subscribers (“Third Party PIPE Subscribers”) for the purchase in a private placement (the “PIPE Investment”) of an aggregate of $118,000,000 of BRPM’s Class A Common Stock, par value $0.0001 per share (the “BRPM Class A Common Stock”), by committing to purchase the portion of the PIPE Investment, up to $100,000,000 (other than the $20,000,000 PIPE Investment made by the Sponsor as contemplated in the Sponsor Support Agreement (the “Sponsor PIPE Amount”)), not funded by Third Party PIPE Subscribers by the closing of the Merger (the “Closing”) (such portion of the PIPE Investment not funded by the Closing, the “Closing Backstop”). As set forth in Section 2(c) of the Sponsor Support Agreement, the parties agreed that they would execute and deliver such additional documents and take such additional actions as the parties hereto reasonably deem practical and necessary in order to consummate the Closing Backstop. This letter agreement sets forth the actions that BRPM, the Sponsor and FaZe deem practical and necessary in order to consummate the Closing Backstop. Capitalized terms used but not defined herein have the meanings assigned to them in the Sponsor Support Agreement.

1.	Assignment of Claims under Subscription Agreements.

(a)

Section 8(f) of the Subscription Agreements, dated as of October 24, 2021, by and between BRPM and the subscribers party thereto (each, a “Subscription Agreement”, and collectively, the “Subscription Agreements”), provides, among other things, that neither the Subscription Agreements nor any rights that may accrue to BRPM thereunder may be transferred or assigned by BRPM without the prior written consent by the subscribers in the PIPE Investment (the “PIPE Subscribers”) or FaZe, other than in connection with the transactions contemplated by the Merger Agreement. The parties hereto acknowledge that the PIPE Investment is specifically contemplated under the terms of the Merger Agreement, including Sections 6.13 and 8.9 thereof. In accordance with Section 8(f) of the Subscription Agreement, contingent upon, and in consideration for, the Sponsor funding the Closing Backstop, BRPM hereby transfers, conveys, assigns and delivers to the Sponsor and any of the Sponsor’s assignees as contemplated in Section 4(c) herein, and the Sponsor hereby accepts, acquires and assumes from BRPM, all of BRPM’s present and future rights, title and interest in, to and under the Subscription Agreements of Third Party PIPE Subscribers who did not satisfy their obligations under their respective Subscription Agreements (the “Breaching PIPE Subscribers”). Solely at its own cost and expense, subject to the immediately following sentence, the Sponsor shall use its commercially reasonable efforts to take, or to cause to be taken, such actions as the Sponsor deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including to enforce its rights under the Subscription Agreements against the Breaching PIPE Investors. The Sponsor shall keep New FaZe reasonably informed with respect to the status of the actions taken in connection with the immediately preceding sentence.

(b)

In the event of the issuance of shares of common stock of New FaZe, par value $0.0001 per share (“New FaZe Common Stock”), upon the funding by the Breaching PIPE Subscriber to New FaZe pursuant to specific performance or otherwise, New FaZe shall remit as promptly as practicable all of the funding proceeds received by New FaZe from such Breaching PIPE Subscriber to the Sponsor (by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Sponsor), in exchange for the Sponsor returning such shares of New FaZe Common Stock purchased by the Sponsor (or its assignee(s)) pursuant to the Closing Backstop in an amount equal to the amount of shares of New FaZe Common Stock issued to such Breaching PIPE Subscriber; provided, however, in no event shall New FaZe remit to the Sponsor an amount exceeding, in the aggregate, the Closing Backstop. Any funds collected directly by the Sponsor from Breaching PIPE Subscribers, up to the amount of the Closing Backstop, will be retained by the Sponsor. Any funds collected in excess of the Closing Backstop will be paid as promptly as practicable to New FaZe. Notwithstanding anything to the contrary in this Section 1(b), New FaZe or FaZe shall not be required to take any action that would result in non-compliance under applicable law. Any and all reasonable costs and expenses in connection with this Section 1(b) shall be borne solely by the Sponsor.

2.

FaZe’s Cooperation. Upon the Sponsor’s written request and at the sole cost and expense of the Sponsor, FaZe and, following the Closing, New FaZe, shall use commercially reasonable efforts to assist the Sponsor in pursuing the claims assigned to the Sponsor under Section 1 of this letter agreement. Based on the nature and the extent of the Sponsor’s request, at the time of such request, the Sponsor will communicate to New FaZe the amount of total expenses which may be incurred by New FaZe as part of its efforts to comply with this Section 2. The Sponsor will reimburse New FaZe as promptly as practicable for agreed upon expenses upon New FaZe’s submitting documentary evidence of such incurred expenses acceptable to the Sponsor acting reasonably.

3.

Release. In consideration for timely funding the Closing Backstop, FaZe, on behalf of itself and its officers, directors, affiliates, stockholders, successors and assigns (collectively, “Releasors”), does hereby release, waive and forever discharge BRPM, the Sponsor and the Placement Agent (as defined in the Subscription Agreement) and each of its and their respective parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective past, present and future officers, directors, employees, shareholders, owners, trustees, partners and agents, in their corporate and individual capacities (collectively, the

“Releasees”) from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore have been or which hereafter may be suffered or sustained, directly or indirectly (“Claims”), by Releasors in consequence of, arising out of, or in any way relating to: (i) the assignment set forth in Section 1 of this letter agreement, including any actions or efforts taken or not taken by the Releasees in connection with the PIPE Investment, to seek or not seek any remedy from one or more Breaching PIPE Subscribers, or to enforce or not enforce the terms of the Subscription Agreement(s) against one or more Breaching PIPE Subscribers as long as the Sponsor or its affiliates have funded the Closing Backstop; (ii) the aggregate purchase price in cash actually received by BRPM at Closing being less than $118,000,000; or (iii) the breach of the Subscription Agreement(s) by one or more PIPE Subscribers prior to Closing,; provided, however, with respect to this clause (iii), to the extent any Releasee is a PIPE Subscriber, this release shall not apply to such Releasee in their capacity as a PIPE Subscriber. Each of the Releasees shall be a third-party beneficiary of the release of Claims in this letter agreement. Notwithstanding the foregoing, the Sponsor shall not be released from its obligation to fund, or cause an affiliate or designee to fund, the Closing Backstop, or obligation to comply with the terms of this letter agreement or the Sponsor Support Agreement.

4.	Miscellaneous.

(a)	The provisions of Sections 12(a), and 12(d) through 12(i) of the Sponsor Support Agreement shall apply to this letter agreement, mutatis mutandis.

(b)

The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to specific enforcement of the terms and provisions of this letter agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c)

This letter agreement and all of the terms hereof are binding on and shall inure to the benefit of the parties hereto and their respective beneficiaries, heirs, legatees and other statutorily designated representatives and permitted successors and assigns. FaZe, New FaZe and BRPM may not assign this letter agreement nor any rights or obligations hereunder, in whole or in part, to any other person without the prior written consent of the other parties hereto. Sponsor may freely assign any or all of its rights under this letter agreement, in whole or in part, to any of its affiliates or to any successor entity (whether by liquidating dissolution, merger, consolidation, equity or asset sale, or otherwise) without obtaining the consent or approval of BRPM, FaZe or New FaZe.

(d)	All of the agreements made by each party hereto shall survive the Closing.

(e)

In the event that the assignment set forth in Section 1 to this letter agreement is deemed invalid, unenforceable or cancelled for any reason, (i) the Sponsor’s obligation to fund the Closing Backstop shall not be impacted in any respect and (ii) the parties to this letter agreement shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among BRPM, the Sponsor and FaZe with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become binding.

B. RILEY PRINCIPAL 150 MERGER CORP.

By:	/s/ Daniel Shribman
Name:	Daniel Shribman
Title:	Chief Executive Officer and Chief Financial Officer

AGREED AND ACCEPTED BY:

B. RILEY PRINCIPAL 150 SPONSOR CO., LLC

BY:	B. RILEY PRINCIPAL INVESTMENTS, LLC, its Managing Member

	By:	/s/ Kenneth Young
	Name:	Kenneth Young
	Title:	Chief Executive Officer

FAZE CLAN, INC.

By:	/s/ Lee Trink
Name:	Lee Trink
Title:	President and Chief Executive Officer